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                                                                     EXHIBIT 2.4

                           EMPLOYEE MATTERS AGREEMENT

                                    BETWEEN

                             LSI LOGIC CORPORATION

                                      AND

                        LSI LOGIC STORAGE SYSTEMS, INC.

                               DECEMBER 31, 2003
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                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I  DEFINITIONS............................................     1
1.1   401(k) Plan.................................................     1
1.2   Affiliate...................................................     1
1.3   Affiliated Companies........................................     1
1.4   Agreement...................................................     1
1.5   COBRA.......................................................     2
1.6   Code........................................................     2
1.7   Control Cessation Date......................................     2
1.8   Disability Plans............................................     2
1.9   Dispute.....................................................     2
1.10  Distribution................................................     2
1.11  Distribution Date...........................................     2
1.12  ERISA.......................................................     2
1.13  FMLA........................................................     2
1.14  Health and Welfare Plans....................................     2
1.15  Health Plans................................................     2
1.16  IPO.........................................................     2
1.17  IPO Date....................................................     2
1.18  Leave of Absence Plans......................................     2
1.19  Liabilities.................................................     2
1.20  LSI Logic...................................................     3
1.21  LSI Logic Employee..........................................     3
1.22  LSI Logic Group.............................................     3
1.23  LSI Logic Ratio.............................................     3
1.24  LSI Logic Stock Value.......................................     3
1.25  Option......................................................     3
1.26  Participating Company.......................................     3
1.27  Person......................................................     3
1.28  Plan........................................................     3
1.29  Separation..................................................     3
1.30  Separation Date.............................................     3
1.31  SSI.........................................................     3
1.32  SSI Change in Control.......................................     3
1.33  SSI Employee................................................     4
1.34  SSI Group...................................................     4
1.35  Stock Plan..................................................     4
1.36  Stock Purchase Plan.........................................     4
1.37  Subsidiary Cessation Date...................................     4
ARTICLE II  GENERAL PRINCIPLES....................................     4
2.1   Liabilities.................................................     4
2.2   Establishment of SSI Plans..................................     4
2.3   SSI Under No Obligation to Maintain Plans...................     5

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
                                                                     PAGE
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
2.4   SSI's Participation in LSI Logic Plans......................     5
2.5   Terms of Participation by SSI Employees in SSI Plans........     5
2.6   Foreign Plans...............................................     6
ARTICLE III  DEFINED CONTRIBUTION PLAN............................     6
3.1   401(k) Plan.................................................     6
ARTICLE IV  HEALTH AND WELFARE PLANS..............................     6
4.1   Health Plans................................................     6
4.2   Group Life Plan.............................................     7
4.3   Accidental Death & Dismemberment Plan.......................     7
4.4   Disability Plans............................................     7
4.5   Business Travel Accident Insurance..........................     7
4.6   Section 125 Plan............................................     7
4.7   COBRA.......................................................     7
4.8   Workers' Compensation Plan..................................     8
4.9   Leave of Absence Plans......................................     8
4.10  Severance Plans.............................................     8
4.11  Sabbatical Plan.............................................     8
ARTICLE V  EQUITY AND OTHER COMPENSATION..........................     8
5.1   LSI Logic Options...........................................     8
5.2   Stock Purchase Plan.........................................     9
5.3   Stock Plans.................................................     9
ARTICLE VI  ADMINISTRATIVE PROVISIONS.............................     9
6.1   Sharing of Participant Information..........................     9
6.2   Costs and Expenses..........................................     9
ARTICLE VII  EMPLOYMENT-RELATED MATTERS...........................     9
7.1   Non-Solicitation of Employees...............................     9
7.2   Non-Termination of Employment; No Third-Party
      Beneficiaries...............................................     9
ARTICLE VIII  MISCELLANEOUS.......................................    10
8.1   Effect if Separation, IPO, Distribution, Control Cessation
      Date and/or Subsidiary Cessation Date Does Not Occur........    10
8.2   Governing Law...............................................    10
8.3   Amendment...................................................    10
8.4   Binding Effect; Assignment..................................    10
8.5   Severability................................................    10
8.6   Interpretations.............................................    10
8.7   Counterparts................................................    11
8.8   Notices.....................................................    11
8.9   Conflicting Agreements......................................    11
8.10  Limitation of Liability.....................................    11
8.11  Entire Agreement............................................    11
8.12  Dispute Resolution..........................................    11
8.13  Failure or Indulgence Not Waiver; Remedies Cumulative.......    12

                                       -ii-
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                           EMPLOYEE MATTERS AGREEMENT

     This Employee Matters Agreement (this "Agreement") is entered into as of December 31, 2003, between LSI Logic Corporation, a Delaware corporation ("LSI Logic"), and LSI Logic Storage Systems, Inc., a Delaware corporation ("SSI").

                                    RECITALS

     1. LSI Logic currently owns all of the issued and outstanding capital stock of SSI.

     2. Heretofore, LSI Logic and SSI have conducted their businesses separately.

     3. LSI Logic and SSI desire to enter into certain agreements to delineate and clarify their relationship and to further separate the businesses conducted by LSI Logic and SSI (the "Separation").

     4. In furtherance of the foregoing, LSI Logic and SSI have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans, programs and arrangements, and certain employment matters.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Capitalized terms used herein (other than the formal names of LSI Logic Plans (as defined below) and related trusts of LSI Logic) and not otherwise defined in this Article I or elsewhere in this Agreement shall have the respective meanings assigned to them in the Master Separation Agreement (the "Separation Agreement") entered into between LSI Logic and SSI.

     Wherever used in this Agreement, the following terms shall have the meanings indicated below or as such term may be defined elsewhere in this Agreement, unless a different meaning is plainly required by the context. The singular shall include the plural, unless the context indicates otherwise. Headings of sections are used for convenience of reference only, and in case of conflict, the text of this Agreement, rather than such headings, shall control:

     1.1 401(k) Plan. "401(k) Plan," when immediately preceded by LSI Logic means the qualified retirement plan sponsored by LSI Logic that is intended to be tax-qualified under Code Section 401(a) and to include a cash or deferred arrangement under Code Section 401(k), and the associated trust that is intended to be exempt from taxation under Code Section 501(a). When immediately preceded by SSI, "401(k) Plan" shall mean the qualified retirement plan that SSI shall establish, sponsor, and maintain effective as of the earlier of the Distribution Date or the Control Cessation Date (or such earlier date as LSI Logic and SSI may mutually agree) that is intended to be tax-qualified under Code Section 401(a) and to include a cash or deferred arrangement under Code Section 401(k), and the associated trust that is intended to be exempt from taxation under Code
Section 501(a).

     1.2 Affiliate. "Affiliate" means, with respect to any specified Person, means any entity that Controls, is Controlled by, or is under common Control with such Person. For this purpose, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by control, or otherwise.

     1.3 Affiliated Companies. "Affiliated Companies" has the meaning set forth in the Separation Agreement. "Affiliated Companies," when immediately preceded by "LSI Logic" means the Affiliated Companies of LSI Logic.

     1.4 Agreement. "Agreement" means this Employee Matters Agreement, effective December 31, 2003, including all the Schedules hereto, if any, and all amendments made hereto from time to time.

     1.5 COBRA. "COBRA" means the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608, and to the extent applicable, also includes the California Continuation Benefits Replacement Act, as amended, the Colorado Continuation Coverage Law, as amended, and any similar applicable state laws providing continuation of coverage benefits.

     1.6  Code.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.7 Control Cessation Date. "Control Cessation Date" means the first date on which SSI is no longer (1) part of the LSI Logic "controlled group of corporations" as such term is defined under Section 414(b) of the Code, (2) under "common control" with LSI Logic, as such term is defined under Section 414(c) of the Code, (3) a member of an "affiliated service group" which includes LSI Logic, as such term is defined under Section 414(m) of the Code, or (4) required to be aggregated with LSI Logic pursuant to Section 414(o) of the Code.

     1.8 Disability Plans. "Disability Plans" means the disability plans offered by LSI Logic that covers or is offered to eligible LSI Logic employees.

     1.9  Dispute.  "Dispute" has the meaning set forth in the Separation
Agreement.

     1.10 Distribution. "Distribution" means a distribution of SSI stock by LSI Logic to LSI Logic's shareholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code.

     1.11 Distribution Date. "Distribution Date" means the date on which the Distribution is effective.

     1.12 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.13 FMLA. "FMLA" means the Family and Medical Leave Act of 1993, as amended from time to time.

     1.14 Health and Welfare Plans. "Health and Welfare Plans," when immediately preceded by LSI Logic, means the LSI Logic Health Plans, the LSI Logic Code Section 125 Plan (the "LSI Logic 125 Plan"), established and maintained by LSI Logic for the benefit of eligible employees of LSI Logic, and such other welfare Plans as may apply to such employees. When immediately preceded by SSI, "Health and Welfare Plans" means the SSI Health Plans, the SSI Code Section 125 Plan (if applicable) (the "SSI 125 Plan"), that shall or may be established and maintained by SSI for the benefit of eligible employees of SSI, and such other welfare Plans that SSI may establish.

     1.15 Health Plans. "Health Plans," when immediately preceded by LSI Logic, means the medical, HMO, vision, dental Plans and any similar Plans. When immediately preceded by SSI, "Health Plans" means the medical, HMO, vision, dental Plans and any similar Plans that shall be established by SSI.

     1.16 IPO. "IPO" means the effectiveness of the first registration statement, if any, that is filed by SSI and declared effective pursuant to
Section 12(g) of the Exchange Act, with respect to any class of SSI's securities.

     1.17  IPO Date.  "IPO Date" means the effective date of the IPO.

     1.18 Leave of Absence Plans. "Leave of Absence Plans," when immediately preceded by LSI Logic, means the personal, medical/disability, military, FMLA and other leave of absence programs that are offered, or may in the future be offered, from time to time under the personnel policies and practices of LSI Logic. When immediately preceded by SSI, "Leave of Absence Plans" means the leave of absence programs that may be established by SSI.

     1.19 Liabilities. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict

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liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

     1.20 LSI Logic. "LSI Logic" means LSI Logic Corporation, a Delaware corporation. In all such instances in which LSI Logic is referred to in this Agreement, it shall also be deemed to include a reference to each member of the LSI Logic Group, unless it specifically provides otherwise.

     1.21 LSI Logic Employee. "LSI Logic Employee" means an individual who, on the Distribution Date, is: (a) actively employed by, or on leave of absence from, LSI Logic; (b) an employee or group of employees designated as LSI Logic Employees by LSI Logic and SSI, by mutual agreement; or (c) an employee who, prior to the Distribution Date, is on, or begins, a disability leave of absence until the earlier of (i) the employee's termination of employment, (ii) the passage of six months as measured from the employee's last day of active work, or (iii) the employee is medically released to return to work.

     1.22 LSI Logic Group. "LSI Logic Group" has the meaning set forth in the Separation Agreement.

     1.23 LSI Logic Ratio. "LSI Logic Ratio" means the ratio determined by dividing the opening per-share price of LSI Logic common stock as listed on the New York Stock Exchange on the first trading day after the Distribution by the LSI Logic Stock Value.

     1.24 LSI Logic Stock Value. "LSI Logic Stock Value" means the closing per-share price of LSI Logic common stock as listed on the New York Stock Exchange on the last trading day before the Distribution.

     1.25 Option. "Option," when immediately preceded by LSI Logic, means an option to purchase LSI Logic common stock pursuant to a LSI Logic Stock Plan. When immediately preceded by SSI, "Option" means an option to purchase SSI common stock pursuant to a SSI Stock Plan.

     1.26  Participating Company.  "Participating Company" means: (a) LSI Logic;
(b) any Person (other than an individual) that LSI Logic has approved for participation in, has accepted participation in, and which is participating in, a Plan sponsored by LSI Logic; and (c) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

     1.27  Person.  "Person" has the meaning set forth in the Separation
Agreement.

     1.28 Plan. "Plan" means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, directors or consultants of LSI Logic or SSI.

     1.29 Separation. "Separation" has the meaning set forth in the Recitals to this Agreement.

     1.30 Separation Date. "Separation Date" has the meaning set forth in the Separation Agreement.

     1.31 SSI. "SSI" means LSI Logic Storage Systems, Inc., a Delaware corporation. In all such instances in which SSI is referred to in this Agreement, it shall also be deemed to include a reference to each member of the SSI Group, unless it specifically provides otherwise.

     1.32 SSI Change in Control. "SSI Change in Control" means the occurrence of any of the following events: (i) the consummation by SSI of a merger or consolidation of SSI with any other corporation, other than a merger or consolidation which would result in the voting securities of SSI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of SSI or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by the shareholders of SSI, or if shareholder approval is not required, by the Board of Directors of SSI, of a plan of complete liquidation of SSI or an agreement for the sale or disposition by SSI of all or substantially all of SSI's assets; or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than LSI Logic becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of SSI representing 50% or more of the total voting power represented by SSI's then outstanding voting securities. Notwithstanding the

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foregoing, a Change in Control shall not be deemed to have occurred as a result of the IPO, nor shall it be deemed to have occurred as a result of any event or series of events through which LSI Logic ceases to own a majority of the total voting power represented by the voting securities of SSI through a sale of SSI securities to the public.

     1.33 SSI Employee. "SSI Employee" means any individual who: (a) is actively employed by SSI in the United States on the Separation Date; (b) moves to the employ of SSI in the United States from the employ of LSI Logic at any time prior to the Distribution Date; (c) is an employee or group of employees designated as SSI Employees by LSI Logic and SSI, by mutual agreement; or (d) is an individual in the United States hired by SSI on or after the Separation Date.

     1.34 SSI Group. "SSI Group" has the meaning set forth in the Separation Agreement.

     1.35 Stock Plan. "Stock Plan," when immediately preceded by LSI Logic, means any plan, program, or arrangement, other than the LSI Logic Stock Purchase Plan, pursuant to which employees, directors and consultants hold LSI Logic Options, LSI Logic restricted stock, or other LSI Logic equity incentives. "Stock Plan," when immediately preceded by SSI, means any plan, program, or arrangement, other than the SSI Stock Purchase Plan, pursuant to which employees, directors and consultants hold SSI Options, SSI restricted stock, or other SSI equity incentives.

     1.36 Stock Purchase Plan. "Stock Purchase Plan," when immediately preceded by LSI Logic, means the LSI Logic Employee Stock Purchase Plans. When immediately preceded by SSI, "Stock Purchase Plan" means the SSI Employee Stock Purchase Plans that shall be established by SSI.

     1.37 Subsidiary Cessation Date. "Subsidiary Cessation Date" means the first date on which LSI Logic ceases to own stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of SSI, either directly or through an unbroken chain of corporations beginning with LSI Logic each of which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                   ARTICLE II

                               GENERAL PRINCIPLES

     2.1 Liabilities. Except as specified otherwise in this Agreement or as mutually agreed upon by SSI and LSI Logic, SSI shall pay to LSI Logic one-hundred percent (100%), of the Liabilities incurred with respect to LSI Logic Plans by SSI as a Participating Company. Any Liabilities incurred with respect to SSI Plans will be borne solely by SSI.

     2.2  Establishment of SSI Plans.

     (a) Health Plans. Except as specified otherwise in this Agreement, effective as of the earlier of the Distribution Date or the Control Cessation Date (or such earlier date(s) as LSI Logic and SSI may mutually agree), SSI shall adopt the SSI Health Plans.

     (b) 401(k) Plan. As of the earlier of the Distribution Date or the Control Cessation Date (or such earlier date as LSI Logic and SSI may mutually agree), SSI shall establish or cause to be established, the SSI 401(k) Plan.

     (c) Equity and Other Compensation. Except as specified otherwise in this Agreement, on or before the IPO Date (or such earlier date as LSI Logic and SSI may mutually agree), SSI shall adopt the SSI Stock Plan. On or before the IPO Date (or such earlier date as LSI Logic and SSI may mutually agree), SSI shall adopt the SSI Stock Purchase Plan.

     (d) Other Plans. Except as otherwise specified in this Agreement, effective as of the Distribution Date, SSI shall adopt certain SSI Plans that are specifically tied to its payroll practices, including, without limitation, such Plans that SSI deems appropriate.

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

     2.3 SSI Under No Obligation to Maintain Plans. Except as specified otherwise in this Agreement or as otherwise mutually agreed to by LSI Logic and SSI, nothing in this Agreement shall preclude SSI, at any time after the Distribution Date or, with respect to the SSI 401(k) Plan and the SSI Health Plans, the earlier of the Distribution Date or the Control Cessation Date and with respect to the SSI Stock Plan and SSI Stock Purchase Plan, the earlier of the Distribution Date or the Subsidiary Cessation Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SSI Plan, any benefit under any SSI Plan or any trust, insurance policy or funding vehicle related to any SSI Plans, or any employment or other service arrangement with SSI Employees, consultants or vendors (to the extent permitted by law).

     2.4  SSI's Participation in LSI Logic Plans.

     (a) Participation in LSI Logic Plans. Except as specified otherwise in this Agreement or as LSI Logic and SSI may mutually agree, SSI shall, until the Distribution Date, continue to be a Participating Company in the LSI Logic Plans.

     (b) LSI Logic's General Obligations as Plan Sponsor. To the extent that SSI is a Participating Company in any LSI Logic Plan, LSI Logic shall continue to administer, or cause to be administered, in accordance with its terms and applicable law, such LSI Logic Plan, and shall have the sole and absolute discretion and authority to interpret such LSI Logic Plan, as set forth therein.

     (c) SSI's General Obligations as Participating Company. SSI shall perform, with respect to its participation in the LSI Logic Plans, the duties of a Participating Company as set forth in each such Plan or any procedures adopted pursuant thereto, including (without limitation): (i) assistance in the administration of claims, to the extent requested by the claims administrator of the applicable LSI Logic Plan; (ii) full cooperation with LSI Logic Plan auditors, benefit personnel and benefit vendors; (iii) preservation of the confidentiality of all financial arrangements LSI Logic has or may have with any vendors, claims administrators, trustees, service providers or any other entity or individual with whom LSI Logic has entered into an agreement relating to the LSI Logic Plans; and (iv) preservation of the confidentiality of participant information (including, without limitation, health information in relation to leaves) to the extent not specified otherwise in this Agreement.

     (d) Termination of Participating Company Status. Except as specified otherwise in this Agreement or as mutually agreed upon by SSI and LSI Logic, effective immediately as of the Distribution Date, SSI shall automatically cease to be a Participating Company in LSI Logic Plans.

     (e) Termination of LSI Logic Employment for Certain Purposes. For purposes of participation in the LSI Logic 401(k) Plan, SSI Employees shall be deemed terminated from LSI Logic employment upon the earlier of the Distribution Date or the Control Cessation Date. For all purposes of the LSI Logic Stock Plan and the LSI Logic Stock Purchase Plan, SSI Employees shall be deemed terminated from LSI Logic employment upon the earlier of the Distribution Date or the Subsidiary Cessation Date. For all other purposes of this Agreement, SSI Employees shall be deemed terminated from LSI Logic employment upon the Distribution Date. Except as specified otherwise in this Agreement or as mutually agreed upon by SSI and LSI Logic, following the Distribution Date such terminated employees will continue to receive coverage and/or benefits under LSI Logic Plans only for the time period specified in the applicable plan or program.

     2.5  Terms of Participation by SSI Employees in SSI Plans.

     (a) Non-Duplication of Benefits. Except as specified otherwise in this Agreement or as mutually agreed upon by SSI and LSI Logic, LSI Logic and SSI shall agree on methods and procedures, including amending the respective Plan documents, to prevent SSI Employees from receiving duplicate benefits from the LSI Logic Plans and the SSI Plans.

     (b) Service Credit. Except as specified otherwise in this Agreement, with respect to SSI Employees, SSI shall make reasonable efforts to provide that all service, all compensation and all other determinations that affect benefits eligibility or vesting under each SSI Plan other than the SSI Stock Plan and the SSI Equity Incentive Plan (including, without limitation, the SSI vacation policy, the SSI 401(k) Plan and the SSI Health and Welfare Plans) that, as of the Distribution Date, were recognized under the corresponding LSI Logic Plan shall, as of the Distribution Date, receive full recognition and credit and be taken into account under such SSI Plan to the same extent as if such items occurred under such SSI Plan, except to the extent that duplication of benefits would result.

     2.6 Foreign Plans. SSI and LSI Logic each intend that the matters, issues or Liabilities relating to, arising out of, or resulting from foreign plans and non-U.S.-related employment matters be handled in a manner that is in compliance with the requirements of applicable local law.

                                  ARTICLE III

                           DEFINED CONTRIBUTION PLAN

     3.1  401(k) Plan.

     (a) 401(k) Plan. As of the earlier of the Distribution Date or the Control Cessation Date (or such earlier date as LSI Logic and SSI may mutually agree), SSI shall establish or cause to be established, the SSI 401(k) Plan.

     (b) 401(k) Plan: Assumption of Liabilities and Transfer of
Assets. Effective no later than ninety (90) days after the earlier of the Distribution Date or the Control Cessation Date: (i) the SSI 401(k) Plan shall assume and be solely responsible for all Liabilities relating to, arising out of, or resulting from SSI Employees under the LSI Logic 401(k) Plan; (ii) LSI Logic shall cause the accounts of the SSI Employees under the LSI Logic 401(k) Plan that are held by its related trust to be transferred to the SSI 401(k) Plan and its related trust; and (iii) SSI shall cause such transferred accounts to be accepted by such Plan and its related trust. SSI and LSI Logic each agree to use their reasonable best efforts to accomplish this 401(k) Plan and related trust spin-off.

     (c) Establishment of Participating Company Status. LSI Logic and SSI shall each take any and all necessary actions for SSI to become a Participating Company in the LSI Logic 401(k) Plan effective as of the Separation Date.

     (d) Termination of Participating Company Status. Except as otherwise mutually agreed to by LSI Logic and SSI, SSI shall cease to be a Participating Company in the LSI Logic 401(k) Plan upon the earlier of the Distribution Date or the Control Cessation Date.

     (e) No Distribution to SSI Employees. The LSI Logic 401(k) Plan and the SSI 401(k) Plan shall provide that no distribution of account balances shall be made to any SSI Employee on account of SSI ceasing to be an Affiliate of LSI Logic.

                                   ARTICLE IV

                            HEALTH AND WELFARE PLANS

     4.1  Health Plans.

     (a) SSI Health Plans. As of the earlier of the Distribution Date or the Control Cessation Date (or such earlier date(s) as LSI Logic and SSI may mutually agree), SSI shall have established SSI Health Plans that will provide coverage for SSI Employees (and their eligible dependents). Effective as of the earlier of the Distribution Date or the Control Cessation Date, SSI shall cease to be a Participating Company in the LSI Logic Health Plans, and SSI shall be solely responsible for (i) all Liabilities incurred with respect to such SSI Health Plans; and (ii) the administration of the SSI Health Plans, including, without limitation, the payment of all employer-related costs in establishing and maintaining the SSI Health Plans, and for the collection and remittance of employee premiums.

     (b) LSI Logic Health Plans. LSI Logic shall administer and be responsible for claims incurred under the LSI Logic Health Plans by SSI Employees before the earlier of the Distribution Date or the Control Cessation Date, subject to the limitations as set forth in Section 4.1(c). Any determination made or

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settlements entered into by LSI Logic with respect to such claims shall be final and binding. LSI Logic shall retain financial and administrative ("run-out") Liability and all related obligations and responsibilities for all claims incurred by SSI Employees before the earlier of the Distribution Date or the Control Cessation Date, subject to the limitations as set forth in Section 4.1(c).

     (c) Pending Treatments. Notwithstanding Section 4.1(a) above, all courses of treatment under the applicable LSI Logic Health Plan that have begun on or prior to the earlier of the Distribution Date or the Control Cessation Date with respect to SSI Employees (or their eligible dependents) who are hospitalized on the Distribution Date, or the Control Cessation Date, as applicable, shall be provided without interruption under the applicable LSI Logic Health Plan until the end of such hospitalization ("Uninterrupted Hospitalization Treatment"). For purposes of this Section 4.1(c) only, hospitalization is as defined under the applicable Health Plan and courses of treatment means that a SSI Employee (or his or her eligible dependent), on or prior to the Distribution Date, or the Control Cessation Date, as applicable, is receiving medical treatment for the specific illness or injury for which he or she is hospitalized on the Distribution Date, or the Control Cessation Date, and such Uninterrupted Hospitalization Treatment is applicable only to that specific illness or injury.

     (d) Vendor Arrangements. If requested by SSI, LSI Logic shall use reasonable efforts in assisting SSI to procure, effective as of the earlier of the Distribution Date or the Control Cessation Date (or such earlier date(s) as LSI Logic and SSI may mutually agree), the SSI Health Plans.

     (e) No Status Change. The transfer or other movement of employment between LSI Logic to SSI at any time before the earlier of the Distribution Date or the Control Cessation Date shall neither constitute nor be treated as a "status change" or termination of employment under the LSI Logic Health Plans or the SSI Health Plans.

     4.2 Group Life Plan. SSI shall, until the Distribution Date (or such earlier date as LSI Logic and SSI may mutually agree), continue to be a Participating Company in any LSI Logic group life insurance Plan.

     4.3 Accidental Death & Dismemberment Plan. SSI shall, until the Distribution Date (or such earlier date as LSI Logic and SSI may mutually agree), continue to be a Participating Company in any LSI Logic accidental death & dismemberment Plan.

     4.4  Disability Plans.

     (a) Short-Term Disability Plan. SSI shall, until the Distribution Date (or such earlier date as LSI Logic and SSI may mutually agree), continue to be a Participating Company in the LSI Logic short-term Disability Plan.

     (b) Long-Term Disability Plan. SSI shall, until the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), continue to be a Participating Company in the LSI Logic long-term Disability Plan.

     4.5 Business Travel Accident Insurance. SSI shall, until the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), continue to be a Participating Company in any LSI Logic business travel accident insurance Plan.

     4.6 Section 125 Plan. SSI shall, until the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), continue to be a Participating Company in the LSI Logic 125 Plan. Effective as of the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), SSI may, in its sole discretion, establish a SSI 125 Plan for the benefit of SSI Employees.

     4.7 COBRA. LSI Logic shall be responsible for providing COBRA continuation coverage (for the applicable period of time as required by law, generally 18-36 months) to SSI Employees and their eligible dependents who become eligible for such coverage prior to the Distribution Date. Effective as of the Distribution Date, SSI shall be responsible for providing COBRA continuation coverage (or reimbursing premiums therefore) to SSI Employees and their eligible dependents who become eligible for such coverage on and following the Distribution Date.

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

     4.8 Workers' Compensation Plan. Effective as of the Distribution Date, SSI shall establish or renegotiate the terms of the workers' compensation plan for the benefit of SSI Employees (the "Workers' Compensation Plan"). Any Liabilities that accrue under the Workers' Compensation Plan shall be Liabilities of SSI.

     4.9 Leave of Absence Plans. SSI Employees shall, until the Distribution Date (or such earlier date as LSI Logic and SSI may mutually agree), continue to participate in the LSI Logic Leave of Absence Plans. Effective as of the Distribution Date, SSI Employees shall not be eligible to participate in the LSI Logic Leave of Absence Plans.

     4.10 Severance Plans. SSI shall, until the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), continue to be a Participating Company in the LSI Logic severance plans. Effective as of the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), SSI may, in its sole discretion, establish a severance plan for the benefit of SSI Employees.

     4.11 Sabbatical Plan. SSI shall, until the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), continue to be a Participating Company in the LSI Logic sabbatical Plan. Effective as of the Distribution Date (or such earlier date as SSI and LSI Logic may mutually agree), SSI may, in its sole discretion, establish a sabbatical Plan for the benefit of SSI Employees.

                                   ARTICLE V

                         EQUITY AND OTHER COMPENSATION

     5.1  LSI Logic Options.

     (a) LSI Logic Options held by SSI Employees.

          (i) General. At the Distribution Date, each outstanding LSI Logic Option held by a SSI Employee, whether vested or unvested, shall in connection with the Distribution, remain an option to purchase LSI Logic common stock and shall be subject to an adjustment as described in this
     Section 5.1(a). Each such LSI Logic Option shall continue to be subject to all of the terms and conditions of the applicable LSI Logic plan and option agreement including, but not limited to, the expiration date of the option.

          (ii) Termination of LSI Logic Employment for Option Purposes. For purposes of LSI Logic Options, each SSI Employee shall be deemed terminated from LSI Logic employment upon the earlier of the Distribution Date or the Subsidiary Cessation Date. In accordance with each SSI Employee's applicable LSI Logic Option agreement, each outstanding, unvested LSI Logic Option held by such employee shall be forfeited upon the deemed date of termination and each outstanding, vested LSI Logic Option held by such SSI Employees shall remain outstanding and exercisable for that period of time following the termination of LSI Logic employment as is indicated in the applicable LSI Logic Option agreement.

          (iii) Adjustment. Unless provided otherwise by LSI Logic, on the first trading day following the Distribution Date, each outstanding, vested LSI Logic Option then held by a SSI Employee shall be adjusted as follows:
     (x) each vested LSI Logic Option shall be exercisable for that number of whole shares of LSI Logic common stock equal to the quotient of the number of Shares of LSI Logic common stock that were issuable upon exercise of such vested LSI Logic Option as of the Distribution Date divided by the LSI Logic Ratio, rounded down to the nearest whole number of shares of LSI Logic common stock, and (y) the per share exercise price for the shares of LSI Logic common stock issuable upon exercise of such vested LSI Logic Option shall be equal to the product determined by multiplying the exercise price per share of LSI Logic common stock at which such LSI Logic Option was exercisable as of the Distribution Date by the LSI Logic Ratio, rounded up to the nearest whole cent. As of and after the Distribution Date, SSI may, in its sole discretion, grant to SSI Employees options to purchase SSI common stock, shares of restricted SSI stock, and/or offer to convert some or all outstanding LSI Logic Options held by such employees into options to purchase SSI common stock.

     (b) Certain Non-U.S. Optionees. Except as may otherwise be agreed upon by LSI Logic and SSI, Section 5.1(a) shall govern the treatment of LSI Logic Options held by non-U.S. SSI Employees.

     5.2 Stock Purchase Plan. Through and including the earlier of the Distribution Date or the Subsidiary Cessation Date, SSI Employees shall continue to be eligible for participation in the LSI Logic Stock Purchase Plan in accordance with the terms of the LSI Logic Stock Purchase Plan. LSI Logic, in its discretion, may amend the LSI Logic Stock Purchase Plan to provide that SSI Employees will be eligible to participate in a special purchase period ending on the earlier of the Distribution Date or the Subsidiary Cessation Date. On or before the IPO Date (or such earlier date as LSI Logic and SSI may mutually agree), SSI shall establish and sponsor a Stock Purchase Plan for the benefit of SSI Employees. The SSI Stock Purchase Plan shall become effective only on or after the earlier of the Distribution Date or the Subsidiary Cessation Date, unless SSI and LSI Logic mutually agree to an earlier effective date. Effective immediately following the earlier of the Distribution Date or the Subsidiary Cessation Date (or such earlier date as LSI Logic and SSI may mutually agree), SSI Employees shall cease to be eligible to participate in and to have any further payroll deductions withheld pursuant to the LSI Logic Stock Purchase Plan.

     5.3 Stock Plans. Until the earlier of the Distribution Date or the Subsidiary Cessation Date, SSI Employees shall continue to be eligible for participation in the LSI Logic Stock Plans. On or before the IPO Date (or such earlier date as LSI Logic and SSI may mutually agree), SSI shall establish and sponsor a Stock Plan for the benefit of SSI Employees, directors and consultants.

                                   ARTICLE VI

                           ADMINISTRATIVE PROVISIONS

     6.1 Sharing of Participant Information. LSI Logic and SSI shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the LSI Logic Plans and the SSI Plans during the respective periods applicable to such Plans as SSI and LSI Logic may mutually agree. LSI Logic and SSI and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

     6.2 Costs and Expenses. SSI shall reimburse LSI Logic for all costs and expenses related to the participation of SSI Employees in any LSI Logic Plan incurred from and after the Separation Date through the Distribution Date.

                                  ARTICLE VII

                           EMPLOYMENT-RELATED MATTERS

     7.1 Non-Solicitation of Employees. LSI Logic and SSI each agree that, for a period commencing as of the IPO Date and ending two (2) years following the earlier of the Subsidiary Cessation Date or the Distribution Date, LSI Logic and SSI shall not solicit or recruit, without the other party's express written consent, the other party's employees. To the extent this prohibition is waived, any recruitment efforts by either LSI Logic or SSI during the period until one
(1) year after the earlier of the Subsidiary Cessation Date or the Distribution Date shall be coordinated with appropriate management personnel, as LSI Logic and SSI shall mutually agree, of LSI Logic or SSI. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a party solely as a result of an employee's affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation.

     7.2 Non-Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement shall be construed to create any right or accelerate entitlement to any compensation or benefit whatsoever on the part of any SSI Employee or other former, present or future employee of LSI Logic or SSI under any LSI Logic Plan or SSI Plan or otherwise. Without limiting the generality of the foregoing: (a) no employee shall be deemed to have incurred a termination of employment solely by reason of the Separation or IPO; and

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

(b) except as otherwise specified herein, no transfer of employment between LSI Logic and SSI before the Distribution Date shall be deemed a termination of employment for any purpose hereunder.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Effect if Separation, IPO, Distribution, Control Cessation Date and/or Subsidiary Cessation Date Does Not Occur. If any of the Separation, IPO, Control Cessation Date, Subsidiary Cessation Date and/or Distribution do not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of such event or otherwise in connection with such event, shall not be taken or occur except to the extent specifically agreed by SSI and LSI Logic. No event or series of events that occurs after a SSI Change in Control that otherwise would have constituted a Separation, IPO, Control Cessation Date, Subsidiary Cessation Date and/or Distribution shall be considered as such for purposes of this Agreement. As a result, all actions and events that would have, under this Agreement, to be taken or occur effective as of such event or otherwise in connection with such event, shall not be taken or occur except to the extent specifically agreed by SSI and LSI Logic.

     8.2 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules, and the United Nations Convention on Contracts for the International Sale of Goods, to the extent not preempted by ERISA. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to the provisions of the Separation Agreement.

     8.3 Amendment. The Board of Directors of SSI and LSI Logic may mutually agree to amend the provisions of this Agreement at any time or times, for any reason, either prospectively or retroactively, to such extent and in such manner as the Boards of Directors mutually deem advisable. Each Board of Directors may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable. No change or amendment will be made to this Agreement, except by an instrument in writing signed by authorized individuals on behalf of each of the parties to this Agreement.

     8.4 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the LSI Logic Group and each member of the SSI Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

     8.5 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     8.6 Interpretations. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

     8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     8.8 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

     if to LSI Logic:
                    LSI Logic Corporation
                    1621 Barber Lane
                    Milpitas, CA 95035
                    Attention: General Counsel
                    Fax: (408) 433-6896

     if to SSI:
                    LSI Logic Storage Systems, Inc.
                    1621 Barber Lane
                    Milpitas, CA 95035
                    Attention: General Counsel
                    Fax: (408) 433-8323

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     8.9 Conflicting Agreements. In the event of conflict between this Agreement and the Separation Agreement, the provisions of this Agreement shall prevail. In the event of conflict between Sections 2.1 and 6.2 this Agreement and the Transition Services Agreement entered into between LSI Logic and SSI, the provisions of the Transition Services Agreement shall prevail. In the event of conflict between this Agreement and the Indemnification and Insurance Matters Agreement entered into between LSI Logic and SSI, the provisions of the Indemnification and Insurance Matters Agreement shall prevail.

     8.10 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

     8.11 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     8.12 Dispute Resolution. Any Disputes under this Agreement shall be addressed using the same procedure set forth in the Separation Agreement.

     8.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     IN WITNESS WHEREOF, the parties have signed this Employee Matters Agreement effective as of the date first set forth above.

LSI LOGIC CORPORATION                           LSI LOGIC STORAGE SYSTEMS, INC.

         By: /s/ WILFRED J. CORRIGAN            By: /s/ THOMAS GEORGENS
---------------------------------------------       -----------------------------------------
        Name:    Wilfred J. Corrigan                Name:    Thomas Georgens
           Title:  Chairman/C.E.O                   Title:  President

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